Media Contact:

Susan Aspey

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Universal Technical Institute, Inc. Announces CFO Transition

Troy Anderson to Depart from the Company; Christine Kline Appointed Interim CFO

PHOENIX (September 10, 2024)—Universal Technical Institute, Inc., a leading workforce solutions provider, today announced that Troy Anderson has resigned as Executive Vice President and Chief Financial Officer, effective October 11, 2024, to accept a position at another public company. Christine Kline, Chief Accounting Officer, has been appointed interim CFO while a national search is conducted for a replacement.

“Troy has been a key player in the first stage of our company’s transformative North Star Strategy, which included two acquisitions, building two new campuses, and multiple program launches. In addition he led the reorganization of our Finance function and successfully executed many financial transactions that have built value for our shareholders,” said Jerome Grant, Chief Executive Officer, Universal Technical Institute, Inc. “We are grateful for Troy’s outstanding contributions which have helped make the company larger, stronger, and healthier.”

Mr. Grant continued, “Until a new CFO is hired, I’m pleased to share that Christine Kline will become interim CFO and report to me. Since joining the company over four years ago, Christine has distinguished herself as an innovative and talented senior leader who has supported the development of the company’s multi-divisional financial function.”

Recently, Universal Technical Institute, Inc. announced the second phase of its North Star Strategy to accelerate the company’s mission to close the skilled workforce gap in America. The core tenets of the strategy—growth, diversification and optimization—are the foundation for initiatives across the company’s two divisions of Universal Technical Institute (UTI), which offers transportation, skilled trades, and energy education programs; and Concorde Career Colleges, which specializes in the dental, nursing, and allied health professions.

“As we move toward the end of our fiscal year and beyond, we are keenly focused on implementing our North Star Strategy, which we expect to significantly increase our company’s value through revenue growth of 10 percent and expanded Adjusted EBITDA margin of nearly 20 percent through fiscal 2029—all while continuing to maintain extraordinary student and employer outcomes,” said Mr. Grant.

For more information about Universal Technical Institute, Inc., visit investor.uti.edu.

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) provides students with the practical skills and knowledge required by employers. Founded in 1965, the company has grown into a national network of campuses offering programs through its two divisions of UTI and Concorde Career Colleges. The UTI division focuses on transportation, skilled trades and energy education programs. The Concorde division specializes in nursing, dental and allied health professions. Under the leadership of CEO Jerome Grant, UTI is recognized for its excellence in career education and its impact on workforce development. For more information, visit www.uti.edu or www.concorde.edu, visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges, or on X (formerly Twitter) @news_UTI or @ConcordeCareer.

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